EXHIBIT 10(n)

SUPPLEMENTAL COMPENSATION AGREEMENT

        THIS SUPPLEMENTAL COMPENSATION AGREEMENT made this 1st day of November, 2004, by and between MYERS INDUSTRIES, INC., an Ohio corporation ("Employer"), and Jean-Paul Lesage ("Employee").

R E C I T A L S:

        A.     Employee has been employed by Employer for many years as Vice President and Employee's services have been extremely valuable to Employer.

        B.     Employer desires to provide additional compensation to Employee which does not involve any election by Employee to reduce Employee's current compensation or to forego any increase in future compensation or to defer receipt of any compensation to which Employee might otherwise be entitled.

        NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, mutually agree as follows:

        1.     Payments. At any time after the date of this Agreement, Employee may terminate Employee's active employment with Employer without prejudice to Employee's rights under this Agreement. If Employee becomes totally and permanently disabled while actively employed by the Employer, he shall be deemed to have terminated his employment as of the date of such total and permanent disability.

        Commencing on the 31st day of December, 2009, Employer shall pay to Employee the sum of Fifty Thousand and 00/100 Dollars ($50,000) per year for a period of ten (10) years. Each subsequent payment during the term shall be paid on the 31st day of December. If Employee dies before the expiration of the payment period, then said annual payments after Employee's death and during the remaining term of the payment period shall be made by Employer to the beneficiary named by the Employee on Exhibit A, until the balance of the original ten (10) year period expires.

        2.     Employment Rights. This Agreement creates no obligation of Employer to employ Employee for any specific length of time and creates no obligation of Employee to continue in Employer's employ for any specific length of time. Further, this Agreement does not create any other rights in Employee or obligations on the part of Employer, except those set forth in this Agreement. However, this Agreement shall in no way limit or modify any other agreement between Employee and Employer (or any successor ) but in no event shall any such agreement limit the obligations of Employer hereunder.

        3.     Acceleration of Benefit Payments. Employer hereby reserves the right to accelerate the payment of any sums required to be paid by it pursuant hereto without the consent of Employee or his beneficiary.

        4.     Assignability. Except to the extent that this provision may be contrary to law, no assignment, pledge, collateralization, hypothecation or attachment of any of the benefits under this Agreement shall be valid or recognized by Employer.

        5.     Filing. The parties hereto acknowledge that a statement concerning this Agreement may need to be filed with the U.S. Department of Labor, and/or such governmental authorities in the country of Employee's residence, and Employer agrees to prepare and file such statement. Employee agrees to fully cooperate with Employer in providing any information required for such filings, if any.

        6.     Binding Effect. This Agreement shall be binding upon and shall inure to be benefit of the successors and assigns of the Employer.

        7.     Law Governing. This Agreement shall be governed by the laws of the State of Ohio.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MYERS INDUSTRIES, INC.

By:	/s/ Stephen E. Myers

Stephen E. Myers, Chairman & Chief Executive Officer

By:	/s/ Jean-Paul Lesage

Jean-Paul Lesage

[JPL Supp Comp Plan.WPD]

Exhibit A
Designation of Beneficary

I, Jean-Paul Lesage, hereby designate as my beneficiary under this Agreement, the following person:

Name: Michele Lesage

Relationship to Employee: Spouse

Address:   3 rue des acacias
            PARIS 75017
            France

            Telephone: 33145744384

Employer shall have a right to rely upon this beneficiary designation unless I have otherwise notified the Employer in writing of a change, and include the information above.

Dated: November 1, 2004	/s/ Jean-Paul Lesage

Jean-Paul Lesage